Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Virax Biolabs Group Limited

We consent to the incorporation by reference in the Form F-3 Registration Statement of Virax Biolabs Group Limited (“the Company”) of our report dated June 14, 2023 with respect to our audit of the consolidated statement of financial position of March 31, 2023, and consolidated statements of profit and loss and other comprehensive loss, changes in equity and cash flows for the year then ended appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Reliant CPA PC

Certified Public Accountants

Newport Beach, CA

December 5, 2023